SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 SCHEDULE 13G

         INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          First USA Paymentech, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
         ------------------------------------------------------------
                        (Title of Class and Securities)

                                  336 912 100
         ------------------------------------------------------------
                                (CUSIP Number)

                        ------------------------------





                                 SCHEDULE 13G

     CUSIP No. 336 912 100
     -----------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          First USA, Inc.
          75-2291060
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  ( )
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
     -----------------------------------------------------------------
                                     (5)  SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (6)  SHARED VOTING POWER
           OWNED BY                       20,117,081
             EACH                  ___________________________________
           REPORTING                 (7)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                     (8)  SHARED DISPOSITIVE POWER
                                          20,117,081
     -----------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,117,081
     -----------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                      (  )
     -----------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          57.9%
     -----------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON*
          CO
     -----------------------------------------------------------------




                                 SCHEDULE 13G

     CUSIP No. 336 912 100
     -----------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          First USA Financial, Inc.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  ( )
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
     -----------------------------------------------------------------
                                     (5)  SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (6)  SHARED VOTING POWER
           OWNED BY                       20,117,081
             EACH                  ___________________________________
           REPORTING                 (7)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                     (8)  SHARED DISPOSITIVE POWER
                                          20,117,081
     -----------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,117,081
     -----------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                      (  )
     -----------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          57.9%
     -----------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON*
          CO
     -----------------------------------------------------------------




ITEM 1(a).   NAME OF ISSUER:

First USA Paymentech, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL OFFICES:

1601 Elm Street, Dallas, Texas 75201

ITEM 2(a)    NAME OF PERSON FILING:

First USA, Inc.

First USA Financial, Inc.

As of December 31, 1996, First USA Financial, Inc. was the direct owner of 20,117,081 shares of the common stock, par value $.01 per share, of First USA Paymentech, Inc. First USA, Inc. is and was, as of December 31, 1996, the owner of 100% of the outstand-ing capital stock of First USA Financial, Inc.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
             RESIDENCE:

The principal business office of First USA, Inc. and of First
USA Financial, Inc. is 1601 Elm Street, Dallas, Texas 75201

ITEM 2(c).   CITIZENSHIP:

First USA, Inc.:  Delaware

First USA Financial, Inc.:  Delaware

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

Common Stock, par value $.01 per share

ITEM 2(e).   CUSIP NUMBER:

336 912 100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS:

(a)  ___  Broker or dealer registered under Section 15 of the Act.

(b)  ___  Bank as defined in Section 3(a)(6) of the Act

(c)  ___  Insurance Company as defined in Section 3(a)(19) of the Act.

(d)  ___  Investment Company registered under Section 8 of the
          Investment Company Act.

(e)  ___  Investment Adviser registered under Section 203 of the
          Investment Advisers Act of 1940.

(f) ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see SECTION 240.13d-1(b)(1)(ii)(F)

(g) ___ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7

(h)  ___  Group, in accordance with ss.240.13d-1(b)(ii)(H)

ITEM 4.    OWNERSHIP.

(a)   Amount beneficially owned:  20,117,081

(b)   Percent of class:  57.9%

(c)   Number of shares as to which such person has:

(i)   Sole power to vote or to direct the vote:  None

(ii)  Shared power to vote or to direct the vote:  20,117,081

(iii) Sole power to dispose or to direct the disposition of:  None

(iv)  Shared power to dispose or to direct the disposition of:
      20,117,081

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
           ANOTHER PERSON.

Not applicable.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
           PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A
           GROUP.

Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.   CERTIFICATION.

Not applicable.


                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 13, 1997
                                            ------------------------
                                                       (Date)


                                             First USA, Inc.
                                             First USA Financial, Inc.

                                             By:  /s/ Philip E. Taken
                                                 ----------------------
                                                 (Signature)

                                             Name:  Philip E. Taken
                                             Title: Senior Vice President
                                                    and General Counsel